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                [Letterhead of Salomon Brothers Holding Company Inc]



                                                          January 29, 1998




Kollmorgen Corporation
1601 Trapelo Road
Waltham, MA 02154
Attention:



                                    PROJECT TORQUE
                              SECURED CREDIT FACILITIES


Ladies and Gentlemen:

     Reference is made to the Commitment Letter between you, Salomon Brothers Holding Company Inc ("SBHCI") and Salomon Brothers Inc ("SBI"), dated as of December 9, 1997 (the "Commitment Letter"), pursuant to which SBHCI has committed to provide the Facilities on the terms and subject to the conditions therein stated. Capitalized terms used herein but not defined herein are used as defined in the Commitment Letter. You have advised SBHCI and SBI that (i) you wish to increase the aggregate amount of the Facilities to $320,000,000 and (ii) you intend to increase the purchase price of your outstanding offer to purchase shares of common stock of Pacific Scientific Company, a California corporation (the "Tender Offer"), from $20.50 per share to $23.75 per share.

     Please be advised that SBHCI agrees to the increase in the aggregate amount of the Facilities to $320,000,000, with the increase being allocated to the Phase I Tender Facility and to the Revolving Facility under Phase II, and have no objection to the increase in the per share price of the Tender Offer as outlined above. In all other respects, the Commitment Letter remains in full force and effect.

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     Please acknowledge the terms of this letter by signing in the appropriate space below and transmitting to SBHCI the executed copy of this letter. The terms of this letter shall be effective upon SBHCI's receipt of the copy of this letter and the additional fee required to be paid to SBHCI pursuant to the Fee Letter.



                                          Very truly yours,

                                          SALOMON BROTHERS
                                          HOLDING COMPANY INC


                                          By: /s/ Mavis Taintor
                                              ----------------------
                                              Name: Mavis Taintor
                                              Title: Managing Director



Acknowledged and agreed to as of this
___ day of ____________, 1998:


Kollmorgen Corporation



By:_______________________
   Name:
   Title: